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Exhibit 10.5

NewCo

Kevin P. O’Shea (“Executive”)

Executive Vice President & Chief Financial Officer Role and Compensation Proposal

A.
Position:
(1)
Title; Reporting: The Executive will serve as the Executive Vice President & Chief Financial Officer of NewCo, reporting to NewCo’s Chief Executive Officer (“CEO”).
(2)
Location: The Executive’s primary office location will continue to be located in the Arlington, VA headquarters.

B.
Effective Date: The closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of May 20, 2026, by and among AvalonBay Communities, Inc., Equity Residential, ERP Operating Limited Partnership, and Canopy Merger Sub LLC (the “Merger Agreement”).

C.
Annual Compensation:
(1)
Base Salary: Commencing January 1, 2027, the Executive’s base salary will be $675,000 per year, payable in accordance with NewCo’s customary payroll practices. Subject to periodic review on cycle with other senior executives.
(2)
Annual Incentive Plan Awards: Commencing with calendar year 2027, the Executive will be eligible to receive NewCo annual incentive plan awards. Such awards will consist of both an annual cash performance bonus and annual performance equity grant. Except as otherwise provided in a written agreement between the Executive and NewCo, the Executive must be employed on the date that annual cash and equity awards are made in order to earn or be issued any such awards.
(i)
Annual Cash Performance Bonus: Annual cash bonus with an initial target value equal to 150% of the Executive’s base salary ($1,012,500).
1.
Actual payout dependent upon performance against performance objectives to be approved by the CEO/Compensation Committee of NewCo.
(ii)
Annual Performance Equity Grant: Annual performance grant of restricted shares/units with an initial target value equal to approximately 193% of the Executive’s base salary ($1,300,000).

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1.
Actual amount of the award is dependent upon performance against performance objectives to be approved by the CEO/Compensation Committee of NewCo and any issued shares/units are subject to time-based vesting thereafter consistent with other NewCo executive officers.
(3)
Annual Long-Term Incentive Awards: Commencing with calendar year 2027, the Executive will be eligible to receive NewCo multi-year long-term incentive awards to be determined by the NewCo CEO/Compensation Committee in a manner consistent with awards for other senior executives with an initial target value equal to approximately 261% of the Executive’s base salary ($1,762,500).
(i)
Grants are anticipated to be based on multi-year (three years) forward-looking performance-based vesting.
(ii)
To the extent any dividends are paid with respect to the shares underlying such awards, they shall accumulate and be payable upon award settlement of shares/units to the extent the award is deemed to have been earned.

D.
One-Time Transaction-Based Awards:
(1)
One-time transaction-based equity awards with a target value of $3,562,500 (the “Transaction Awards”) to be granted as soon as practicable after the Effective Date in the form of:
(i)
50% time-based vesting restricted shares or OP units (at the Executive’s election) that cliff vest on the third anniversary of the closing of the transaction, subject to acceleration upon a termination without Cause or resignation by the Executive for Good Reason (each as defined in the applicable award agreement) but not upon retirement.
(ii)
50% performance-based restricted shares or OP units (at the Executive’s election) that are eligible to be earned based on performance metrics to be determined by the NewCo CEO/Compensation Committee related to operating synergies and efficiencies from the merger over a three-year performance period commencing on the Effective Date, subject to acceleration upon a termination without Cause or resignation by the Executive for Good Reason (each as defined in the applicable award agreement) but not upon retirement. For purposes of clarity, any such acceleration will only occur at the end of the performance period and will be determined based on actual performance at the end of the performance period.

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E.
Sale Event
(1)
The transactions contemplated by the Merger Agreement will not qualify as a “Sale Event” for purposes of the AvalonBay Communities Inc. Officer Severance Plan, the AvalonBay Communities, Inc. Second Amended and Restated 2009 Equity Incentive Plan or the AvalonBay Communities, Inc. 2026 Equity Incentive Plan.

F.
Other
(1)
All equity awards granted after the Effective Date shall be subject to the terms of the applicable NewCo equity plan and applicable award agreement.
(2)
Following the Effective Date, the overall compensation program of Newco may be modified in terms of composition, weightings, metrics, etc. and this will not constitute Good Reason so long as such changes are consistent with changes for other Newco executives.
(3)
Health and welfare benefits, vacation, etc. consistent with those provided to other NewCo executives.
(4)
Stock ownership guidelines pursuant to any applicable NewCo policy.
(5)
Amounts paid or payable pursuant are subject to recoupment to the extent necessary to comply with applicable law (including SEC requirements) and/or pursuant to any applicable NewCo policy.

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Acknowledged and Agreed:

Executive

/s/ Kevin P. O'Shea
Kevin P. O'Shea

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